Exhibit 10.1

Strictly Private and Confidential

To be Opened by Addressee Only

27 April 2016

Steven McMurray

57 Stevens Lane

Claygate

Esher

Surrey

KT10 0TJ

Dear Steven:

In recognition of the contributions you are expected to make to an Affiliate of BGC Holdings, L.P. (“BGC Holdings” or the “Partnership”) (such Affiliate shall be the “Company”), you shall be entitled to receive grants of partnership interests in BGC Holdings (which, for the purposes of this letter, shall be referred to as “Partnership Units”) in the following amounts and over the following schedule, provided all of the following conditions exist: (a) you commence providing services to the Company pursuant to your offer letter of the same date above (the “Offer Letter”) and (b) as of each effective date set forth below: (i) your membership of the Company has not been terminated due to your serious misconduct, serious incompetence or serious breach of the Deed of Adherence or the Partnership Deed, and (ii) you have not voluntarily terminated your membership for other reasons. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement of Limited Partnership of BGC Holdings, amended and restated as of March 31, 2008 (as further amended from time to time, the “Partnership Agreement”) and the Offer Letter. “Exchangeable” for purposes herein refers to non-preferred Partnership Units (e.g., LPUs) being made exchangeable into shares of BGC Partners, Inc. class A common stock (“BGC Stock”) and preferred Units (e.g., PLPUs) being exchanged into cash based upon the BGC Stock price used to determine the award.

Subject to the terms and conditions herein, each award of Partnership Units shall be determined by the General Partner using such currency exchange rates as determined by the General Partner, subject to the customary adjustments due to membership in BGC Services (Holdings) LLP (the “LLP”), and granted as follows:

(i)	Effective as of January 1, 2017, an award based upon the value of GBP 83,334, which, as determined by the Partnership, may be in the form of either (a) cash or (b) Exchangeable Partnership Units, as adjusted due to LLP membership, using the closing price of BGC Stock on December 31, 2016;

(ii)	Effective as of January 1, 2018, an award based upon the value of GBP 83,333, which, as determined by the Partnership, may be in the form of either (a) cash or (b) Exchangeable Partnership Units, as adjusted due to LLP membership, using the closing price of BGC Stock on December 31, 2017;

(iii)	Effective as of January 1, 2019, an award based upon the value of GBP 83,333, which, as determined by the Partnership, may be in the form of either (a) cash or (b) Exchangeable Partnership Units, as adjusted due to LLP membership, using the closing price of BGC Stock on December 31, 2018; and

(iv)	Effective as of January 1, 2020, an award based upon the value of GBP 250,000, which, as determined by the Partnership, may be in the form of either (a) cash or (b) Exchangeable Partnership Units, as adjusted due to LLP membership, using the closing price of BGC Stock on December 31, 2019.

This letter will be governed by the same venue and choice of law provisions governing the Partnership Agreement. Simultaneous with the full execution of this letter, you agree to execute and deliver the Partnership Agreement, Award Certificate, the Participant Representation Letter, and such other documents as are reasonably required by the General Partner of the Partnership. Without prejudice to your entitlement in respect of the above Partnership Units, your participation in the Partnership shall be at the sole discretion of the General Partner and applicable requisite approvals. This letter contains the entire agreement of the parties with respect to the subject matter herein and supersedes all prior discussions, negotiations, and agreements unless specifically incorporated herein, and no modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties.

For purposes herein, all references to “BGC Stock” or “Partnership Units” shall also, or in lieu of, include, to the extent applicable as determined by the Company, any other equity instrument issued in connection with any merger, reorganization, acquisition, or spin-off of the Company. If the securities contemplated herein at any time prior to each applicable Grant Date shall have been increased, decreased, changed into, or exchanged for a different number or kind of securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change, such securities shall be equitably adjusted to reflect such change in accordance with applicable laws.

Please acknowledge your receipt of this letter, which outlines certain aspects of potential compensation arrangements and is not an agreement to employ you for a term or at a particular compensation, by signing and returning the attached copy.

Very truly yours,

BGC Holdings, L.P.

Acknowledged and agreed:

/s/ Steven McMurray	April 27, 2016
Steven McMurray	DATE

[Letter regarding the Partnership between Steven McMurray and BGC Holdings, L.P., dated 27 April 2016]

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